     As filed with the Securities and Exchange Commission on July 7, 1998
                                                  Registration No. 333-52679



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                Amendment No. 1
                                       to


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           VOICE CONTROL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                  75-1707970
(State of incorporation)                (I.R.S. employer identification number)

                                14140 Midway Road
                                    Suite 100
                               Dallas, Texas 75244
                                  972-726-1200
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 Peter J. Foster
                      President and Chief Executive Officer
                           Voice Control Systems, Inc.
                          14140 Midway Road, Suite 100
                               Dallas, Texas 75244
                                  972-726-1200
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                                Bruce H. Hallett
                            Crouch & Hallett, L.L.P.
                         717 N. Harwood St., Suite 1400
                               Dallas, Texas 75201
                                  214-953-0053


         Approximate date of commencement of proposed sale to the public: As soon as practicable upon the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




         (1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant's common stock as reported on the Nasdaq National Market on May 11, 1998.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   Subject to Completion, dated July 7, 1998


                                2,120,920 Shares

                           VOICE CONTROL SYSTEMS, INC.

                                  COMMON STOCK

         The 2,120,920 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of Voice Control Systems, Inc., a Delaware corporation (the Company"), offered hereby are being sold by the Selling Stockholders. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

         The Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions) or otherwise on the Nasdaq National Market at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Act. See "Selling Stockholders."

         The costs, expenses and fees incurred in connection with the registration of the Shares, which are estimated to be $12,000 (excluding selling commissions and brokerage fees incurred by the Selling Stockholders), will be paid by the Company.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL PURCHASERS OF THE COMMON STOCK.


         The last reported sale price of the Common Stock on the Nasdaq National Market on July 1, 1998 was $3.25 per share.


                               ------------------
            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                     ANY STATE SECURITIES COMMISSION PASSED
                      UPON THE ACCURACY OR ADEQUACY OF THIS
                         PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                                -----------------

                  The date of this Prospectus is July 7, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


         Reports, proxy statements and other information concerning the Company can also be obtained electronically through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http://www.sec.gov) that contains such information regarding the Company.


         The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission under the Act with respect to the Shares. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits, and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C., and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated in this Prospectus by reference:


         1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997; and


         2. The Company's quarterly report on Form 10-QSB for the quarter ended March 31, 1998; and



         3. The description of the Company's Common Stock which is contained in the Company's latest registration statement filed under the 1934 Act, including any amendments or reports filed for the purpose of updating such description.



         4. The Company's Report on Form 8-K filed April 28, 1998 reporting the completion of the merger of the Company and PureSpeech, Inc.



         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the shares of Common Stock hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Voice Control Systems, Inc., 14140 Midway Road, Suite 100, Dallas, Texas 75244, Attention: Investor Relations (telephone (972) 726-1200).

                                  RISK FACTORS

         Statements and information presented within this Prospectus contain "forward-looking statements" within the meaning of Section 21E of the 1934 Act. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumptions relating to the foregoing. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus. ln addition to the other information contained and incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby.


HISTORY OF LOSSES

         The Company has recorded cumulative losses of approximately $19.1 million through December 31, 1997. These losses reflect the results of operations of VCS Industries, Inc. ("Industries") prior to its merger (the "Scott Merger") with and into Scott Instruments Corporation ("Scott"); whereupon Scott changed its name to the current company name of "Voice Control Systems, Inc"), losses incurred by the Company after the Scott Merger; and losses incurred by Voice Processing Corporation "VPC" prior to the merger. In addition, Industries' predecessors incurred losses. While the Company was profitable for the quarter ended December 31, 1997, there can be no assurance that the Company will continue to generate profits.

INTEGRATION OF PURESPEECH OPERATIONS

         On April 14, 1998, PureSpeech, Inc. ("PureSpeech") was acquired by the Company in a merger (the "PureSpeech Merger"). The Company anticipates benefits to be obtained as a result of the PureSpeech Merger, including the addition of technology and products that are compatible, both strategically and technically, with the Company's current products, the addition of significant technical and management support for the Company's operations and a substantial increase in the size and market capitalization of the Company with its related competitive benefits. There can be, however, no assurance that the Company will be able to achieve the anticipated level of benefits expected as a result of the PureSpeech Merger or that any benefits, even if obtained, will be achieved within a period of time currently anticipated by the Company's management.

         The integration of PureSpeech into the Company will require dedication of significant management resources in coordinating the product development and distribution of the Company and PureSpeech products in order to realize the anticipated benefits of the PureSpeech Merger. The dedication of these management resources may temporarily detract from attention to the day-to-day business of the Company. There can be no assurance that the Company or the operations acquired from PureSpeech will be able to sustain its historical levels of performance, whether due to internal factors or as a result of increased competition.

RELIANCE ON MAJOR CUSTOMER

         The Company is dependent to a significant extent on sales through OEMs. Dialogic Corporation ("Dialogic"), a leading supplier of components for building, assembling and programming voice processing systems, accounted for 29% and 25% of the Company's revenues in 1997 and 1996, respectively.

DIALOGIC RELATIONSHIP - SHIFT TO OPEN ARCHITECTURE; SIGNIFICANT STOCKHOLDER

         Prior to 1995, the Company technology was the only speech recognition technology sold by Dialogic. In 1995, Dialogic began commercial distribution of a new open architecture platform, Antares, for use in its SCSA product line. The Company's Antares Software is currently in production for six computer operating systems and in beta test for certain other computer operating systems. The Company is developing support for additional operating systems. The Antares platform supports several capabilities including speech recognition, thereby making the speech recognition technology of the Company's competitors available as an alternative to the Company's technology in systems using the SCSA architecture. In addition, under the new architecture, the Company's sales to Dialogic are expected to shift over time from predominantly hardware to predominantly software. Moreover, customers may delay purchasing the Company products from Dialogic until they are able to purchase a Dialogic SCSA product incorporating the Company technology that meets their needs. These factors may negatively impact the Company's sales and profitability through the Dialogic distribution channel.

         In addition, through a wholly owned subsidiary, Dialogic beneficially owns approximately 12% of the Company Common Stock, as of December 31, 1997. As a result of these relationships, Dialogic has the ability to influence the business and affairs of the Company and to otherwise affect the outcome of certain actions that require stockholder approval, including the adoption of amendments to the Company's Certificate of Incorporation, mergers, sales of assets and other business acquisitions or dispositions.

DEVELOPMENT OF MARKETS REQUIRED FOR SUCCESSFUL PERFORMANCE BY THE COMPANY

         The market for speech recognition is relatively new. The financial performance of the company will depend, in part, on the future development, growth, and ultimate size of this market. The Company's speech recognition products compete with more conventional means of information processing (e.g., data entry or access by keyboard or touch-tone phone). There can be no assurance that the market for the Company's current or future products will develop, that its technology will find general acceptance in the marketplace, or that sales of its products will be profitable to the Company.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

         The Company's sales and profitability may vary significantly from quarter to quarter due to a variety of factors, including the Company's dependence upon a small number of customers, timing of customer orders, and changes in the Company's product and customer mix. The Company typically operates with relatively little backlog and substantially all of its revenues in each quarter results from orders and royalty payments received in that quarter.

DEPENDENCE ON SALES BY THIRD PARTIES

         The Company's revenues are dependent upon the ability of systems integrators and OEMs to develop and sell systems that incorporate the Company's technology, because the Company generally does not sell its technology directly to end users. Factors that adversely affect the revenues of the Company's OEM and systems integrator customers, such as economic conditions, patent positions, their technology and other marketing restrictions, may have a substantial impact upon the Company's financial results. No assurances can be given that the Company's OEM and systems integrator customers will continue to use the Company as a supplier of speech recognition technology or that customers of the Company will not experience financial or other difficulties that will adversely affect their revenues and, in turn, the results of operations and financial condition of the Company.

TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT THE COMPANY

         The speech recognition field and the voice and communications industry in which the company operates are characterized by rapid technological change. The development of new technology by the Company's competitors may render the Company's technology obsolete. Competition in the field of speech recognition is based largely on technological superiority. Accordingly, the success of the Company will depend upon its ability to continually enhance its current products, to develop and introduce new products which keep pace with technological developments and to address the changing needs of the marketplace. Although the Company expects to devote significant resources to research and development activities, there can be no assurance that these activities will result in the successful development of new technologies and products or the enhancement of existing technology and products. In addition, there can be no assurance that the introduction of products, services or technological developments by others will not have a material adverse effect on the Company's operations.

COMPETITION

         Competition in all areas of the Company's business is substantial and is expected to increase. The Company competes with a variety of businesses including: computer and semiconductor manufacturers, such as Apple Computer, IBM and Toshiba; telecommunications and cellular equipment suppliers, such as AT&T, Motorola and Nortel; affiliates of foreign telephone companies, such as British Telecom, CNET, CSELT, Telefonica de Espana SA and Vocalis; system suppliers, such as Altech, Nuance Communications, Parlance, Dragon Systems, Microsoft, and Texas Instruments; and speech recognition suppliers, such as Lernout & Hauspie Speech Products, Speech Systems, Inc. and Verbex. Many of the Company's competitors are substantially larger than the Company, are well established, and have greater financial, technical, marketing, service and operating resources than the Company. The Company's competitors can be expected to continue to make substantial commitments to research and product development.

RELIANCE ON KEY PERSONNEL; ATTRACTION AND RETENTION OF PERSONNEL

         The Company's success depends upon the continued contributions of its officers and key personnel, many of whom would be difficult to replace. The Company has an employment agreement with Thomas B. Schalk, Chief Technical Officer. The agreement contain customary non-disclosure and non-competition covenants, but there can be no assurance that these are enforceable under Texas law, where the Company corporate offices are located. The Company's continued growth depends on its ability to attract and retain skilled employees, particularly in research and development, engineering and sales. The market for technical and scientific personnel is highly competitive, and there can be no assurance that the Company will be successful in attracting or retaining sufficient numbers of qualified personnel.

DEPENDENCE ON OTHER COMPANIES FOR ASSEMBLY AND COMPONENT PARTS

         The Company does not manufacture component parts for its products nor does it have any plan to do so. The Company's products are assembled by independent contractors. Other than one component which the Company obtains from NEC Electronics, Inc., it is not dependent upon a single supplier for any equipment or component parts. The Company generally does not have long-term contracts with suppliers for the purchase and delivery of component parts or contractors for the assembly of its products. Any interruption of supply in the assembly services utilized by the Company or in the supply of key components, for any reason, could result in significant delivery delays, thereby adversely affecting the Company's revenues, profitability and customer relations.

PROTECTION OF PROPRIETARY RIGHTS REQUIRED FOR SUCCESSFUL OPERATION OF THE
COMPANY

         The Company relies on proprietary technology that it closely guards as trade secrets. The Company has required nondisclosure and confidentiality agreements to be executed by its employees, licensees and all parties for whom it presently provides or contemplates providing engineering or research and development services, and the Company expects to continue this requirement. However, there can be no assurance that such non-disclosure and confidentiality agreements will be sufficient to maintain the secrecy of the Company's proprietary technology. In addition, there can be no assurance that competitors will not develop this technology independently or otherwise obtain access to it. The success of the Company will depend on its ability to maintain confidentiality for its technology and upon third parties not developing similar or better technology.

         Several of the Company's competitors have obtained and can be expected to obtain patents that cover products or services directly or indirectly related to those offered by the Company. There can be no assurance that the Company is aware of all patents containing claims that may pose a risk of infringement by its products or services. In addition, patent applications are generally confidential until a patent is issued and, accordingly, the Company cannot evaluate the extent to which its products or services may infringe on future patent rights held by others. In general, if it were determined that any of the Company's products, services or planned enhancements (the "Offered Products") infringed valid patent rights held by others, the company would be required to either: (i) cease marketing the Offered Products, (ii) obtain licenses to develop and market the Offered Products from the holders of the patents or (iii) redesign the Offered Products to avoid infringement. There can be no assurance that the Company would be able to obtain licenses on commercially reasonable terms, or that it would be able to design and incorporate alternative technologies, without a material adverse effect on its business.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

         Certain provisions of Delaware law and certain provisions of the Company's amended Certificate of Incorporation permitting the issuance of preferred stock, could make a merger, tender offer or proxy contest involving the Company more difficult, even if such events would be beneficial to the interests of the stockholders.

TECHNOLOGY ACQUISITION STRATEGY; STRATEGIC ALLIANCES

         The Company intends to consider selected strategic acquisitions of technologies that complement those of the Company. It may also enter into beneficial strategic alliances to pursue certain market opportunities. There can be no assurance, however, that the Company will be able to identify and acquire suitable technology on favorable terms, successfully integrate newly acquired technology with the Company's technology or create suitable strategic alliances.

                                   THE COMPANY

         The Company's principal offices are located at 14140 Midway Road, Suite 100, Dallas, Texas 75244, and its telephone number is (972) 726-1200.


                              SELLING STOCKHOLDERS

         The table below sets forth the beneficial ownership of the Common Stock by the persons selling shares of Common Stock pursuant to this Prospectus (the "Selling Stockholders") at May 1, 1998, and after giving effect to the sale of the shares of Common Stock offered hereby. The Company believes that each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it, except pursuant to community property laws.

         Unless otherwise indicated, the Selling Stockholders were former security holders of PureSpeech. Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 28, 1998, by and among PureSpeech, the Company and a subsidiary of the Company, the Company granted registration rights to the holders of PureSpeech's common stock and certain securities convertible into PureSpeech common stock with respect to their shares of Company's common stock acquired in the PureSpeech Merger or to be acquired upon the conversion of certain convertible securities issued by PureSpeech and assumed by the Company in the PureSpeech Merger. In connection with the PureSpeech Merger, former holders of securities issued by PureSpeech received approximately 2,016,920 shares of Common Stock (including shares issuable under certain options, warrants, preferred stock and notes issued by PureSpeech prior to the Merger).

        In addition to sales by the former security holders of PureSpeech, this Prospectus also covers sales of Common Stock issued or to be issued by the Company upon the exercise of certain warrants granted to its outside directors.

                                                                                                  Percentage of
                                                                                                   Outstanding
                                                                                  Shares             Shares
Name of                                 Shares Owned             Shares         Owned After        Owned After
Shareholder                         Before the Offering(1)   Offered Hereby    the Offering(2)     the Offering
-----------                         ----------------------   --------------    ---------------     ------------
FORMER PURESPEECH SECURITY
HOLDERS:
Guirez Arshad                                 17,347                17,347            --                --
Ben Chigier                                  318,919               318,919            --                --
Jose & Norman Chigier                         16,933                16,933            --                --
Eric J. Chin                                     834                   834            --                --
Compaq Computer Corporation                   88,875                88,875            --                --
Keith M. Costorf                               1,129                 1,129            --                --
Fenwick Partners                               1,422                 1,422            --                --
William S. Flynn                               8,525                 8,525            --                --
Stephen Gaal                                  29,094                29,094            --                --
Arthur L. Goldstein                           13,939                13,939            --                --
James Goldstein                               26,662                26,662            --                --
Jonathan Harber                               13,439                13,439            --                --
Harris & Harris                              268,343               268,343            --                --
Highland Capital Partners                    984,587               984,587            --                --
Imperial Bank                                 86,336                86,336            --                --
Waldemar Jantz                                 8,449                 8,449            --                --
Alicia Katz                                      177                   177            --                --
Leigh Fibers Phillip Lerner                    8,673                 8,673            --                --
Robert V. Matthews                             3,110                 3,110            --                --
Carol Mazuy                                    3,888                 3,888            --                --
Anthony Medaglia, Jr.                         20,166                20,166            --                --
Mark O'Brien                                     888                   888            --                --
Richard Pallan                                 8,673                 8,673            --                --
Curt Rawley                                   19,443                19,443            --                --
Tim Reiter                                       142                   142            --                --
William Sahlman                                7,862                 7,862            --                --
Norman A. Schwartz                               746                   746            --                --
Daniel Singer                                  5,386                 5,386            --                --
Rene Thibault                                  3,888                 3,888            --                --
Ralph Wagner                                  27,461                27,461            --                --
Charles Warden                                11,666                11,666            --                --
Gregory Warden                                 9,918                 9,918            --                --

OTHER:

Neal J. Robinson(3) (4)                      474,997                80,000          394,997           3.48%
Mel Goodman (5)                              453,720                 5,000          448,720           4.02%
John Lucas-Tooth (5)                           5,000                 5,000            --                --
John Torkelsen (5)                           300,631                 5,000          295,631           2.65%
Stanley Westreich (5)                         61,625                10,000           51,625             *


*        Less than 1%
---------------------

(1) Assumes the conversion of all convertible securities issued by PureSpeech into shares of the Company's common stock.
(2)  Assumes that all of the Shares offered hereby are sold.
(3)  Assumes the exercise of all options and warrants.
(4)  Mr. Robinson currently serves as the Chairman of the Board of the Company.
(5)  Current directors of the Company.

                                  LEGAL MATTERS


         The validity of the shares of Common Stock offered hereby has been passed upon by Crouch & Hallett, L.L.P., Dallas, Texas.


                                     EXPERTS

         The consolidated financial statements of the Company at December 31, 1997 and for each of the years in the two-year period ended December 31, 1997, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OF SHARES OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                  TABLE OF CONTENTS
                                                Page
                                                ----
Risk Factors.....................................4
The Company......................................8
Selling Stockholders.............................9
Plan of Distribution.............................1
Legal Matters...................................10
Experts.........................................10

================================================================================

                                2,121,920 SHARES

                           VOICE CONTROL SYSTEMS, INC.

                                  COMMON STOCK


                            ------------------------
                                   PROSPECTUS


                                  JULY 7, 1998


                            ------------------------


================================================================================

                                    PART II


INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following expenses incurred in connection herewith will be paid by the Company.

Item                        Amount (1)
----                        ----------
SEC registration fee        $ 3,166
Legal fees and expenses       5,500
Accounting fees               2,500
Miscellaneous                   834
                            -------
    Total                   $12,000


--------
(1)  All items other than SEC registration fee are estimated

Item 15.  Indemnification of Directors and Officers.

         Article VI of the registrant's Bylaws expressly directs the registrant to indemnify any director, officer, employee, or agent of the registrant or any person serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) to which such person is a party by virtue of such status if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of such action, suit or proceeding by judgment, order, settlement, conviction or upon a please of nolo contendere or its equivalent, will not create a presumption that such person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

         Article VI also provides that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in the registrant's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant; however, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the registrant unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the registrant.

'
         The Bylaws further provide that any indemnification shall be made only upon a determination that such indemnification is proper under the standards described above. Such determination shall be made (i) by a majority vote of a quorum of the Company's Board of Directors, or (ii) if such quorum is not obtainable, by a quorum of disinterested directors, or (iii) by independent legal counsel or (iv) by the stockholders. If successful, in whole or in part, on the merits of any action, a person shall be indemnified for expenses actually and reasonably incurred.

         Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the registrant, at any time or from time to time in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the registrant in Article VI of the Bylaws. The indemnification and advancement of expenses provided by or granted pursuant to Article VI shall not be deemed exclusive of any other rights to which those indemnified or those seeking advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

         The Certificate of Incorporation, as amended, of the registrant eliminates personal liability of directors to the fullest extent permitted by Delaware law.

Item 16.  Exhibits.

       2.1   --     Agreement and Plan of Merger, dated as of March 28, 1998, by and among the Registrant, a subsidiary of the Registrant and PureSpeech, Inc. (1)


       3(i)  --     Certificate of Incorporation of the Registrant, as
                    amended (filed with the Securities and Exchange Commission on March 11, 1986, as Exhibit 3.1 to the Registrant's Annual
                    Report on Form 10-K for the fiscal year ended December 31, 1985, and amendment thereto filed on March 30, 1987, as
                    Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1986, and amendments thereto filed July 8, 1993 as Exhibit 4.3 to Form S-8
                    Registration Statement of Scott, as further amended by the Certificate of Merger between Scott Instruments and VCS
                    Industries, Inc., dated August 9, 1994 filed on March 23,
                    1995, as Exhibit 3.1 to the Registrant's Annual Report on
                    Form 10-KSB for the fiscal year ended December 31, 1994 and incorporated by reference herein).


       3(ii) -- Bylaws of the Registrant (filed with the Securities and Exchange Commission on March 11, 1986, as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1985, and amendment thereto filed on March 30, 1987, as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1986, and amendment thereto filed on March 23, 1995, as
                    Exhibit 3.2 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and incorporated by reference herein).

       5.1   --     Opinion of Crouch & Hallett, L.L.P. (2)

       23.1  --     Consent of BDO Seidman, LLP (2)

       23.2  --     Consent of Crouch & Hallett, L.L.P. (included in opinion
                    filed as Exhibit 5).

       24    --     Power of Attorney (included on p. II-5).

----------------

(1) Filed as an exhibit to the Registrant's Form 8-K filed with the Commission on April 28, 1998 and incorporated by reference herein.


(2)  Previously filed.

Item 17.  Undertakings.

         (a) The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made of the Shares registered hereby, a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and the State of Texas, on the 7th day of July, 1998.



                                          VOICE CONTROL SYSTEMS, INC.



                                          By:  /s/ Peter J. Foster
                                             ----------------------------------
                                             Peter J. Foster, President and
                                             Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Peter J. Foster and Kim S. Terry and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                                                         Date
----------                                                         ----

/s/ Peter J. Foster, Attorney-in-Fact                          July 7, 1998
-------------------------------------------------
Neal J. Robinson
Chairman and Director




/s/ Peter J. Foster                                            July 7, 1998
-------------------------------------------------
Peter J. Foster
President, Chief Executive Officer and Director




/s/ Kim S. Terry                                               July 7, 1998
-------------------------------------------------
Kim S. Terry
Vice President Finance and Corporate Secretary
(Principal Financial and Accounting Officer)



/s/ Peter J. Foster, Attorney-in-Fact                          July 7, 1998
-------------------------------------------------
Melvyn J. Goodman
Director



/s/ Peter J. Foster, Attorney-in-Fact                          July 7, 1998
-------------------------------------------------
John Lucas-Tooth
Director



/s/ Peter J. Foster, Attorney-in-Fact                          July 7, 1998
-------------------------------------------------
John B. Torkelsen
Director